EXHIBIT 99.1

Donegal Group Inc. Agrees to Acquire Michigan Insurance Company
MARIETTA, Pa., July 16, 2010 (GLOBE NEWSWIRE) — Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today announced the execution of an agreement pursuant to which it will acquire all of the outstanding stock of Michigan Insurance Company, a majority-owned stock subsidiary of West Bend Mutual Insurance Company. Michigan Insurance Company’s headquarters are in Grand Rapids, Michigan. It writes various lines of property and casualty insurance exclusively in the State of Michigan. Michigan Insurance Company had direct written premiums of $106.6 million and net written premiums of $26.7 million for the year ended December 31, 2009.
Michigan Insurance Company currently participates in a quota share reinsurance agreement with West Bend, whereby West Bend assumes 75% of Michigan Insurance Company’s business. Michigan Insurance Company will enter into a 50% quota share agreement with third-party reinsurers and a 25% quota share reinsurance agreement with Donegal Mutual Insurance Company to replace the current quota share reinsurance agreement with West Bend as of the closing date of the acquisition. Donegal Mutual Insurance Company will include its assumed business from Michigan Insurance Company in its pooling agreement with Atlantic States Insurance Company. Over time, Donegal Group Inc. and Donegal Mutual Insurance Company will have the ability to reduce the level of external quota share reinsurance and thereby provide additional premium growth for the Donegal Insurance Group. Based on Michigan Insurance Company’s historical underwriting experience and profitability, Donegal Group Inc. believes the acquisition and reinsurance arrangements will be accretive to its earnings immediately upon completion of the acquisition.
The purchase price will be calculated based on the GAAP book value of Michigan Insurance Company as of the closing date of the transaction. Donegal Group Inc. estimates that the consideration payable to the shareholders of Michigan Insurance Company will be approximately $39 million.
Donegal Group Inc. had approximately $936.0 million in total assets and approximately $385.4 million in stockholders’ equity as of March 31, 2010. Donegal Group Inc.’s insurance subsidiaries and Donegal Mutual Insurance Company conduct property and casualty insurance business together as the Donegal Insurance Group in 18 Mid-Atlantic, Midwestern and Southern states. The Donegal Insurance Group has an A.M. Best rating of A.
Donald H. Nikolaus said, “We are excited about this opportunity to expand our Midwestern operations into Michigan by acquiring a company with a very capable management team and an excellent independent agency distribution system. We believe this acquisition will not only enhance our overall business and long-term profitability but also provide for significant future growth as we decide over time to retain a larger percentage of the company’s premiums net of reinsurance. The management team of Michigan Insurance Company has significant experience and knowledge of the Michigan insurance market and has consistently achieved underwriting profitability. We look forward to providing technology and operational support to Michigan Insurance Company to further enhance relationships with its agents and policyholders.”
The acquisition is subject to a number of conditions, including the approval of the Insurance Department of the State of Michigan. Donegal Group Inc. expects to complete the transaction in the fourth quarter of 2010.
We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities

Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of our subsidiaries reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which we operate, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	Donegal Group Inc.
Jeffrey D. Miller, Senior Vice President
& Chief Financial Officer
(717) 426-1931
Fax: (717) 426-7009
jeffmiller@donegalgroup.com